Exhibit 99(d)(vi)

Addendum to Management Agreement

between Lord Abbett Municipal Income Fund, Inc., and

Lord, Abbett & Co. LLC

Dated: February 1, 2015

Effective February 1, 2015, Lord, Abbett & Co. LLC and Lord Abbett Municipal Income Fund, Inc., on behalf of its series, Lord Abbett AMT Free Municipal Bond Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund stated in paragraph 2 of the management agreement dated December 15, 1994 (“Management Agreement”), shall be amended as follows:

0.50% on the first $500 million of average daily net assets;

0.45% on the next $1 billion of average daily net assets; and

0.40% on the Fund’s average daily net assets over $1.5 billion.

For purposes of Section 15 (a) of the Investment Company Act of 1940, this Addendum and the Management Agreement shall together constitute the investment advisory contract of the Fund.

Lord Abbett Municipal Income Fund, Inc.

By:	/s/ Brooke A. Fapohunda
Brooke A. Fapohunda
Vice President and Assistant Secretary

Lord, Abbett & Co. llc

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

Dated: February 1, 2015